Exhibit 99.1

BERKSHIRE HILLS COMPLETES SUCCESSFUL $36 MILLION STOCK OFFERING

PITTSFIELD, MA, October 14, 2008 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) has raised $36 million through its previously announced public stock offering. The company has issued 1.5 million shares of common stock and will record net proceeds from the offering of approximately $33.5 million. Additionally, the underwriters have an unexercised thirty day over-allotment option to purchase an additional 225,000 shares. Sandler O’Neill + Partners, L.P. acted as lead book-running manager and Keefe, Bruyette & Woods, Inc. was a co-manager for the offering.

Berkshire’s President and CEO Michael P. Daly stated, “Due to strong investor demand, we increased the amount of the offering by 20%. The offering proceeds will bolster our balance sheet and position us well to continue to support our markets with loans and deposits, and to take advantage of growth opportunities that may develop as a result of current events.”

BACKGROUND

Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has approximately $2.5 billion in assets and is the parent of Berkshire Bank – America’s Most Exciting BankSM. Berkshire provides business and consumer banking, insurance, investment, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS

Statements in this release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.

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Contact:

David H. Gonci

Corporate Finance Officer

413-281-1973

Berkshire Hills Bancorp (BHLB)	www.berkshirebank.com